CONTACT:
David W. Fry	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc
Chief Financial Officer	(212) 759-0290
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports
2005 First Quarter Results

FLUSHING, NY -- April 19, 2005 -- Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three months ended March 31, 2005.

For the first quarter ended March 31, 2005, diluted earnings per share was $0.33, an increase of $0.04, or 13.8 percent, from the $0.29 earned in the comparable quarter a year ago. Net income for the first quarter of 2005 was $6.0 million, an increase of $0.7 million, or 13.8 percent, from $5.2 million for the comparable quarter a year ago. This is primarily the result of an adjustment recorded during the first quarter of 2004 related to compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits. This adjustment, which related to prior periods, was a charge to earnings in the first quarter of 2004 of $1.1 million, $0.7 million on an after-tax basis or $0.04 per diluted share.

Michael J. Hegarty, President and Chief Executive Officer stated: "During the first quarter of 2005, we continued to implement the key initiatives of our strategic plan. The demand for our loan products remains strong, with loan originations totaling $148.9 million in the first quarter of 2005, compared to $117.5 million in the first quarter of 2004. Our loan origination efforts were focused on higher yielding loans, as we originated $111.6 million of multi-family residential and one-to-four family mixed-use property mortgage loans. At March 31, 2005, loans in process totaled $229.9 million, compared to $170.0 million at December 31, 2004 and $192.8 million at March 31, 2004.

"We have seen an increase in competition in our market for deposits. Financial institutions which had not been actively marketing their deposit products for several years began marketing campaigns to attract deposits. Despite this increased competition, customer deposits remained at $1.28 billion for the first quarter of 2005, with the cost declining one basis point from the fourth quarter of 2004.

"Total assets increased $77.5 million, or 3.8 percent, to $2,135.5 million, with the loan portfolio increasing $98.4 million, or 6.5 percent. We continued to maintain strong asset quality. This growth in the loan portfolio was funded with reductions in the securities portfolio and borrowings from the Federal Home Loan Bank of New York.

"Our loan growth resulted in a $0.5 million increase, or 2.8 percent, in net interest income in the first quarter of 2005 compared to the first quarter of 2004. We achieved this growth while facing a challenging interest rate environment. While short-term rates have been rising for the past nine months, longer-term rates have not increased at the same rate. This has put increased pressure on our net-interest margin. Our continued focus on the origination of higher yielding mortgage loan products has allowed us to maintain a higher yield on our mortgage loan portfolio than we would have otherwise experienced. At the same time, we continued to focus on attracting lower cost deposits. This resulted in our achieving a net interest margin of 3.42 percent for the first quarter of 2005, which, although down 12 basis points from the first quarter of 2004, represents an increase of seven basis points from that achieved for the fourth quarter of 2004.

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Flushing Financial Corporation
April 19, 2005
Page Two

"Our continued strong capital position has enabled us to grow our asset size, continue our stock repurchase program, and focus on other shareholder value initiatives. During the first quarter of 2005, we increased our quarterly dividend to $0.10 per common share, an increase of 25 percent compared to the first quarter of 2004.

"We remain committed to a path of structured and orderly growth, and continued expansion of the financial services we offer to our customers. We plan to remain focused on the origination of higher-yielding one-to-four family mixed-use property mortgage loans, multi-family residential mortgage loans, and commercial real estate loans.

"Above all, we continue to strive to optimize our shareholders' return on their investment."

Earnings Summary -- Three Months Ended March 31, 2005

Net interest income for the three months ended March 31, 2005 increased $0.5 million, or 2.8 percent, to $16.9 million from $16.4 million for the three months ended March 31, 2004. The increase in net interest income is primarily attributed to the growth in the average balance of interest-earning assets, which increased $119.8 million to $1,973.7 million, as the net interest spread decreased 15 basis points to 3.22 percent for the quarter ended March 31, 2005 from 3.37 percent for the same period in 2004. The yield on interest-earning assets declined six basis points to 6.22 percent for the three months ended March 31, 2005 from 6.28 percent in the three months ended March 31, 2004. At the same time, the cost of funds increased nine basis points to 3.00 percent for the three months ended March 31, 2005 from 2.91 percent for the three months ended March 31, 2004. The decline in the yield of interest-earning assets is primarily due to the declining interest rate environment experienced during the past three years. However, short term rates began to rise in the third quarter of 2004 and continued into the first quarter of 2005. The decreased yield on the mortgage loan portfolio reflects the effect of the high refinancing activity that had occurred during the previous three years. The Bank's existing borrowers had been refinancing their higher costing mortgage loans at the then current lower rates, thus reducing the yield of the mortgage portfolio. In an effort to increase the yield on interest-earning assets, we have shifted $108.8 million of funds into the higher-yielding mortgage loan portfolio from the lower-yielding securities portfolio over the past year. The increase in the cost of interest bearing liabilities was attributed to the increase in the average balances of certificates of deposit of $108.6 million and borrowed funds of $24.0 million, combined with a 16 basis increase in the cost of borrowed funds. The net interest margin decreased 12 basis points to 3.42 percent for the three months ended March 31, 2005 from 3.54 percent for the three months ended March 31, 2004. However, the net interest margin increased 7 basis points compared to the fourth quarter 2004. Excluding prepayment penalty income, the net interest margin would have been 3.24 percent and 3.34 percent for the three month periods ended March 31, 2005 and 2004, respectively.

Non-interest income remained constant at $1.5 million for both the quarter ended March 31, 2005 and 2004. There was an increase of $0.1 million in dividends on Federal Home Loan Bank of New York ("FHLB-NY") stock, which was offset by the reduction of $0.1 million from the gain on sale of loans for the quarter ended March 31, 2005 from the quarter ended March 31, 2004.

Non-interest expense was $8.6 million for the three months ended March 31, 2005, a reduction of $0.7 million, or 7.4 percent, from $9.3 million for the three months ended March 31, 2004. Salaries and employee benefits and other operating expenses decreased $0.9 million and $0.2 million, respectively, as a result of the 2004 adjustment to amortization of compensation expense for certain of the Company's restricted stock awards and supplemental retirement benefits. These decreases were offset by an increase in occupancy and equipment of $0.1 million in 2005, primarily due to the relocation of the Bank's headquarters in the third quarter of 2004, and an increase of $0.2 million in professional fees, of which $0.1 million was related to initial compliance with the Sarbanes-Oxley Act. Management continues to monitor expenditures resulting in efficiency ratios of 46.8 percent and 51.9 percent for three-month periods ended March 31, 2005 and 2004, respectively.

Net income for the three months ended March 31, 2005 was $6.0 million, an increase of $0.7 million from the three months ended March 31, 2004. Diluted earnings per share increased 13.8 percent to $0.33 per share for the three months ended March 31, 2005 from $0.29 per share for the three months ended March 31, 2004.

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Flushing Financial Corporation
April 19, 2005
Page Three

Return on average equity was 15.0 percent for the three months ended March 31, 2005 compared to 14.2 percent for the three months ended March 31, 2004. Return on average assets was 1.2 percent for the three months ended March 31, 2005 compared to 1.1 percent for the three months ended March 31, 2004.

Balance Sheet Summary

At March 31, 2005, total assets were $2,135.5 million, an increase of $77.5 million from $2,058.0 million at December 31, 2004. Total loans, net increased $98.4 million during the first three months of 2005 to $1,614.9 million from $1,516.5 million at December 31, 2004. At March 31, 2005, loans in process totaled $229.9 million, compared to $170.0 million at December 31, 2004 and $192.8 million at March 31, 2004.

Loan originations and purchases were as follows for the three months ended March 31:

	2005	2004

	(In thousands)
Multi-family residential	$73,923	$46,957
Commercial real estate	24,326	28,287
One-to-four family - mixed-use property	37,665	32,445
One-to-four family - residential	2,122	1,483
Construction	6,985	5,444
Co-operative apartment	—	105
Commercial business and other loans	3,906	2,732

Total	$148,927	$117,453

As the Company continues to increase its loan portfolio, management continues to adhere to the Bank's strict underwriting standards. As a result, the Company has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $1.2 million at March 31, 2005 compared to $0.9 million at December 31, 2004 and $0.7 million at March 31, 2004. Total non-performing assets as a percentage of total assets was 0.05 percent at March 31, 2005 compared to 0.04 percent at both December 31, 2004 and March 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 568 percent at March 31, 2005 compared to 717 percent at December 31, 2004 and 918 percent at March 31, 2004.

During the quarter ended March 31, 2005, mortgage-backed securities decreased $26.9 million to $368.7 million, while other securities decreased $0.7 million to $39.4 million. As funds became available from principle reductions on the securities portfolio during the first quarter of 2005, they have been reinvested in higher yielding loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $1,974.8 million at March 31, 2005, an increase of $77.4 million from December 31, 2004. During the quarter ended March 31, 2005, due to depositors remained at $1,276.3 million, primarily as a result of the increased competition in our market for deposits. Certificate of deposit accounts increased $7.7 million, while lower-costing deposits decreased $7.7 million. As a result of due to depositors remaining unchanged, borrowed funds increased $64.0 million during the quarter ended March 31, 2005 to partially fund the growth in the loan portfolio. Mortgagors' escrow deposits increased $11.2 million during the quarter ended March 31, 2005.

Total stockholders' equity was $160.7 million at March 31, 2005, which was the same as on December 31, 2004. Net income of $6.0 million for the quarter ended March 31, 2005 was more than offset by $2.4 million in treasury shares purchased through the Company's stock repurchase program, a net after tax decrease of $3.4 million on the market value of securities available for sale, and $1.7 million of cash dividends paid. The exercise of stock options increased stockholders' equity by $1.3 million. Book value per share was $8.37 at March 31, 2005 compared to $8.35 per share at December 31, 2004 and $7.98 per share at March 31, 2004.

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Flushing Financial Corporation
April 19, 2005
Page Four

Under its current stock repurchase program, the Company repurchased 133,000 shares during the quarter ended March 31, 2005, at a total cost of $2.4 million, or an average of $17.93 per share. At March 31, 2005, 786,350 shares remain to be repurchased under the current stock repurchase program. Through March 31, 2005, the Company had repurchased approximately 47 percent of the common shares issued in connection with the Company's initial public offering at a cost of $111.6 million.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan and Nassau County.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

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Flushing Financial Corporation	April 19, 2005 - Page Five

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004

ASSETS
Cash and due from banks	$13,460	$14,661
Securities available for sale:
Mortgage-backed securities	368,718	395,629
Other securities	39,378	40,116
Loans:
Multi-family residential	696,150	646,922
Commercial real estate	351,838	334,048
One-to-four family - mixed-use property	361,443	332,805
One-to-four family - residential	147,883	151,737
Co-operative apartments	2,695	3,132
Construction	35,748	31,460
Small Business Administration	5,985	5,633
Commercial business and other	14,081	12,505
Net unamortized premiums and unearned loan fees	5,601	4,798
Allowance for loan losses	(6,533)	(6,533)

Net loans	1,614,891	1,516,507
Interest and dividends receivable	9,271	8,868
Bank premises and equipment, net	7,623	7,558
Federal Home Loan Bank of New York stock	25,461	22,261
Bank owned life insurance	25,678	25,399
Goodwill	3,905	3,905
Other assets	27,156	23,140

Total assets	$2,135,541	$2,058,044

LIABILITIES
Due to depositors:
Non-interest bearing	$52,006	$49,540
Interest bearing:
Certificate of deposit accounts	710,997	703,314
Passbook savings accounts	215,457	216,772
Money market accounts	252,612	258,235
NOW accounts	45,191	48,463

Total interest-bearing deposits	1,224,257	1,226,784
Mortgagors' escrow deposits	27,626	16,473
Borrowed funds	648,730	584,736
Other liabilities	22,186	19,858

Total liabilities	1,974,805	1,897,391

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 40,000,000 shares authorized; 19,456,696 shares issued at March 31, 2005 and December 31, 2004; 19,204,465 and 19,232,248 shares outstanding at March 31, 2005 and December 31, 2004, respectively)	195	195
Additional paid-in capital	37,707	37,187
Treasury stock (252,231 and 224,448 shares at March 31, 2005 and December 31, 2004, respectively)	(4,440)	(3,893)
Unearned compensation	(4,875)	(5,117)
Retained earnings	136,518	133,290
Accumulated other comprehensive loss, net of taxes	(4,369)	(1,009)

Total stockholders' equity	160,736	160,653

Total liabilities and stockholders' equity	$2,135,541	$2,058,044

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Flushing Financial Corporation	April 19, 2005 - Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the Three Months
	Ended March 31,

	2005	2004

Interest and dividend income
Interest and fees on loans	$26,265	$23,555
Interest and dividends on securities:
Interest	4,362	5,423
Dividends	81	87
Other interest income	8	40

Total interest and dividend income	30,716	29,105

Interest expense
Deposits	7,683	7,008
Other interest expense	6,160	5,686

Total interest expense	13,843	12,694

Net interest income	16,873	16,411
Provision for loan losses	—	—

Net interest income after
provision for loan losses	16,873	16,411

Non-interest income
Loan fee income	530	457
Banking services fee income	383	441
Net gain on loans held for sale	—	92
Net gain on sale of loans	19	—
Federal Home Loan Bank stock	164	93
Bank owned life insurance	279	289
Other income	140	104

Total non-interest income	1,515	1,476

Non-interest expense
Salaries and employee benefits	4,278	5,148
Occupancy and equipment	963	861
Professional services	940	790
Data processing	535	529
Depreciation and amortization	403	357
Other operating expenses	1,484	1,604

Total non-interest expense	8,603	9,289

Income before income taxes	9,785	8,598

Provision for income taxes
Federal	2,994	2,692
State and local	822	661

Total taxes	3,816	3,353

Net income	$5,969	$5,245

Basic earnings per share	$0.34	$0.30
Diluted earnings per share	$0.33	$0.29

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Flushing Financial Corporation	April 19, 2005 - Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or For the Three Months
	Ended March 31,

	2005		2004

Per Share Data
Basic earnings per share	$0.34		$0.30
Diluted earnings per share	$0.33		$0.29
Average number of shares outstanding for:
Basic earnings per share computation	17,478,131		17,376,859
Diluted earnings per share computation	18,003,579		18,162,537
Book value per share (based on 19,204,465
and 19,374,446 shares outstanding at
March 31, 2005 and 2004, respectively)	$8.37		$7.98
Average Balances
Total loans, net	$1,545,147		$1,298,603
Total interest-earning assets	1,973,745		1,853,931
Total assets	2,070,766		1,954,803
Total due to depositors	1,221,954		1,154,474
Total interest-bearing liabilities	1,843,728		1,746,195
Stockholders' equity	159,690		148,038
Performance Ratios (1)
Return on average assets	1.15%		1.07%
Return on average equity	14.95		14.17
Yield on average interest-earning assets	6.22		6.28
Cost of average interest-bearing liabilities	3.00		2.91
Interest rate spread during period	3.22		3.37
Net interest margin	3.42		3.54
Non-interest expense to average assets	1.66		1.90
Efficiency ratio	46.79		51.93
Average interest-earning assets to average
interest-bearing liabilities	1.07	X	1.06	X

(1) Ratios for the quarters ended March 31, 2005 and 2004 are presented on an annualized basis.

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Flushing Financial Corporation	April 19, 2005 - Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	March 31, 2005	December 31, 2004

Selected Financial Ratios and Other Data
Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.91%	7.89%
Leverage and core capital (minimum requirement = 3%)	7.91	7.89
Total risk-based capital (minimum requirement = 8%)	13.86	14.01
Capital ratios:
Average equity to average assets	7.71%	7.56%
Equity to total assets	7.53	7.81
Asset quality:
Non-performing loans	$1,150	$911
Non-performing assets	1,150	911
Net charge-offs	—	20
Asset quality ratios:
Non-performing loans to gross loans	0.07%	0.06%
Non-performing assets to total assets	0.05	0.04
Allowance for loan losses to gross loans	0.40	0.43
Allowance for loan losses to total non-performing assets	568.04	717.29
Allowance for loan losses to total non-performing loans	568.04	717.29
Full-service customer facilities	10	10

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Flushing Financial Corporation	April 19, 2005 - Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended March 31,

	2005				2004

	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$1,526,045	$25,977	6.81%		$1,288,829	$23,405	7.26%
Other loans, net (1)	19,102	288	6.03		9,774	150	6.14

Total loans, net	1,545,147	26,265	6.80		1,298,603	23,555	7.26

Mortgage-backed securities	387,376	4,092	4.23		477,061	4,972	4.17
Other securities	39,682	351	3.54		58,825	538	3.66

Total securities	427,058	4,443	4.16		535,886	5,510	4.11

Interest-earning deposits and
federal funds sold	1,540	8	2.08		19,442	40	0.82

Total interest-earning assets	1,973,745	30,716	6.22		1,853,931	29,105	6.28

Other assets	97,021				100,872

Total assets	$2,070,766				$1,954,803

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Passbook accounts	$216,040	267	0.49		$217,081	270	0.50
NOW accounts	46,161	57	0.49		41,968	52	0.50
Money market accounts	252,981	1,211	1.91		297,281	1,490	2.00
Certificate of deposit accounts	706,772	6,134	3.47		598,144	5,184	3.47

Total due to depositors	1,221,954	7,669	2.51		1,154,474	6,996	2.42
Mortgagors' escrow accounts	23,092	14	0.24		17,002	12	0.28

Total deposits	1,245,046	7,683	2.47		1,171,476	7,008	2.39
Borrowed funds	598,682	6,160	4.12		574,719	5,686	3.96

Total interest-bearing liabilities	1,843,728	13,843	3.00		1,746,195	12,694	2.91

Non-interest bearing deposits	48,335				40,602
Other liabilities	19,013				19,968

Total liabilities	1,911,076				1,806,765
Equity	159,690				148,038

Total liabilities and equity	$2,070,766				$1,954,803

Net interest income/net interest
rate spread		$16,873	3.22%			$16,411	3.37%

Net interest-earning assets/ net
interest margin	$130,017		3.42%		$107,736		3.54%

Ratio of interest-earning assets to
interest-bearing liabilities			1.07	X			1.06	X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.9 million and $1.0 million for the three-month periods ended March 31, 2005 and 2004, respectively.

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